Exhibit 99.1

   Uranium Resources, Inc. Announces Vasquez Decision and Approval of Increase
                             in Authorized Capital

    DALLAS--(BUSINESS WIRE)--xx--Uranium Resources, Inc. (the "Company")(Pink Sheets:URIX) announced that the Court of Appeals for the Fourth District in San Antonio, Texas has affirmed the decision of the 229th Judicial District Court in Duval County, Texas that held that the leases for the Company's Vasquez property are in full force and effect and awarded the Company its attorney's fees.
    Paul K. Willmott, Chairman and President of the Company stated that he was pleased with the decision. Because the lessors had rejected the Company's tender of shut in royalties and had granted a competing lease to a third party, the Company filed an action in December 2001 against the lessors for the Vasquez property to declare that the Company's leases remained in full force and effect. In January 2003 the trial court granted the Company's motion for partial summary judgment, holding that the Company's leases were valid and in full force and effect. The trial court also awarded the Company its attorney's fees and costs against the lessors and the third party. The decision is subject to a motion for rehearing in the Court of Appeals and a petition for review by the Texas Supreme Court.
    The Company also announced that it had received the required vote of its stockholders approving an increase in the Company's authorized Common Stock from 100 million to 200 million shares.
    Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the Pink Sheets under the symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium mineralization in South Texas and New Mexico. The Company's properties have been shut in since July 1999.


    CONTACT: Uranium Resources, Inc.
             Paul K. Willmott/Thomas H. Ehrlich, 972-219-3330